                                                                        Ex. 12.1

Calculations of Earnings to Fixed Charges and Dividends
(dollar amounts in thousands)

                                                     2000     1999     1998     1997     1996
Interest Expense                                     3,049    2,023     790     3,292    4,903
Interest Capitalized                                   199        -       -         -       76
Amortization of Financing Cost                         180       92      47        31       40
Financing Costs Capitalized                            300      727       8       129        -
                                                   -------   ------   -----   -------   ------

               Fixed Charges                         3,728    2,842     845     3,452    5,019

Preferred Stock Dividend (adjusted for tax rate)         -        -       -         -        -
                                                   -------   ------   -----   -------   ------

               Total Fixed Charges and Dividends     3,728    2,842     845     3,452    5,019
                                                   =======   ======   =====   =======   ======


Pretax Income                                      (10,426)  (3,540)    571   (40,757)  (8,216)
Fixed Charges                                        3,728    2,842     845     3,452    5,019
Amortization of Capitalized Interest                     -        -       -        76        -
Less: interest capitalized                            (199)       -       -         -      (76)
                                                   -------   ------   -----   -------   ------

               Total Earnings                       (6,897)    (698)  1,416   (37,229)  (3,273)
                                                   =======   ======   =====   =======   ======

Ratio of Earnings to Fixed Charges and Dividends         -        -     168%        -        -

Deficiency                                         (10,625)  (3,540)          (40,681)  (8,292)

---------------------------
Pro forma Ratio
---------------------------

Interest Expense                                     3,049
Interest Capitalized                                   199
Amortization of Financing Cost                         180
Financing Costs Capitalized                            300
                                                   -------

               Fixed Charges                         3,728

Preferred Stock Dividend (adjusted for tax rate)       614
                                                   -------

               Total Fixed Charges and Dividends     4,342
                                                   =======


Pretax Income                                      (10,426)
Fixed Charges                                        3,728
Amortization of Capitalized Interest                     -
Less: interest capitalized                            (199)
                                                   -------

               Total Earnings                       (6,897)
                                                   =======

Ratio of Earnings to Fixed Charges and Dividends         -

Deficiency                                         (11,239)

